Exhibit 99.(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings Policies and Procedures” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated December 19, 2007 on the financial statements and financial highlights of AIG Series Trust (comprised of the 2010 High Watermark Fund, 2015 High Watermark Fund, and 2020 High Watermark Fund) as of and for the year ended October 31, 2007 in the Post-Effective Amendment Number 10 to the Registration Statement (Form N-1A No. 333-111662/811-21482).

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

Houston, Texas

February 25, 2008